Table of Contents

Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

The table below sets forth all of our direct and indirect significant subsidiaries and the percentage of equity of each subsidiary we owned directly or indirectly as of December 31, 2004:

Name of Company	Jurisdiction of Incorporation	Percentage Owned
Propimex, S.A. de C.V	Mexico	100.00%
Corporación Interamericana de Bebidas, S.A. de C.V	Mexico	100.00%
Panamco México, S.A. de C.V	Mexico	99.24%
Panamco Bajío, S.A. de C.V	Mexico	95.36%
Panamco de Venezuela, S.A	Venezuela	100.00%
Kristine Oversease, S.A. de C.V. (a holding company of Brazilian operations)	Mexico	83.1%